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                                                                  Exhibit 99.2
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            MEREDITH OFFICIALS PROVIDE ADDITIONAL INFORMATION
         ON PURCHASE OF FOUR TELEVISION STATIONS FROM FIRST MEDIA



DES MOINES, IOWA -- (January 24, 1997) -- In a conference call with investors this afternoon, Larry Hartsook, chief financial officer of Meredith Corporation, expanded on the potential impact of the company's purchase of four television stations from First Media Television, L.P.

"We will experience relatively short-term earnings per share dilution," said Hartsook. "Specifically, we believe it will be in the range of approximately 30 to 35 cents per share in fiscal 1998. We'll reduce that number by approximately half in fiscal 1999, and we expect to be in the black in fiscal 2000." He added that all of the dilution will be from amortization of goodwill and other intangibles.

Meredith Corporation announced this morning that, pending Federal Communications Commission approval, it will acquire all of the television stations of First Media, a private company principally owned by the Marriott family. The cash purchase price for the assets is $435 million, or approximately 13.5 times estimated calendar 1997 broadcast cash flow. The First Media stations are WCPX (CBS), Orlando; KPDX (FOX), Portland; KFXO (FOX), Bend, Ore.; and WHNS (FOX), Greenville, S.C.-Asheville, N.C.

Meredith Corporation, headquartered in Des Moines, Iowa, is one of America's leading media and marketing companies. Meredith businesses center on magazine and book publishing, television broadcasting, residential real estate marketing and franchising, and brand licensing.

The statements in this news release describing the financial impact of the acquisition on the company are forward-looking statements. These statements are based upon information provided by the seller and certain assumptions as to interest rates and the future performance of the stations to be acquired. The actual financial impact of the acquisition could differ materially from the anticipated results. The factors that could cause actual results to differ include lower than expected station operating results; adverse economic conditions in the nation, regionally, and in the markets in which the stations operate; adverse changes in regulations affecting the broadcast industry generally and specified stations; changes in ownership of other stations; delay in the closing of the acquisition and increased interest rates over the term of the debt obligation.


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